EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1, amendment no. 12 of CDT Environmental Technology Investment Holdings Limited and subsidiaries of our report dated November 20, 2023 with respect to our audits of the consolidated financial statements of CDT Environmental Technology Investment Holdings Limited as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

December 20, 2023